Exhibit 99.1

NEWS RELEASE Contact: Joanna Clark Phone Number: 617-969-9192 Email: globalscape@corporateink.com

GLOBALSCAPE® RECOGNIZED AS ONE OF SAN ANTONIO’S FASTEST GROWING

COMPANIES FOR SECOND CONSECUTIVE YEAR

Advances to Second Fastest Growing Company in its Revenue Class on

San Antonio Business Journal’s Fast Track

SAN ANTONIO, TX – August 13, 2013 — GlobalSCAPE, Inc. (NYSE MKT: GSB), a leading developer of secure information exchange solutions, was just named one of the fastest growing companies in the area, ranking second in its revenue class, and eighteenth overall as part of the San Antonio Business Journal Fast Track awards.

This is the second consecutive year Globalscape has been recognized by the San Antonio Business Journal for fast growth, advancing from its 2012 ranking of third in its revenue class and twenty-first overall. Each year, winners are ranked according to percentage of revenue growth over a three-year period (2010-2012).

“Our growth can be attributed to two critical factors: increased awareness that data and information are essential business enablers, and the resulting global demand for secure information exchange,” said Craig Robinson, president and CEO of Globalscape. “Companies focused on protecting critical corporate and customer data have chosen Globalscape and they are the force behind this award.”

Globalscape will be recognized among other fast-growing local companies at an awards ceremony on August 16th.

For more information on Globalscape, please visit www.globalscape.com.

About Globalscape

San Antonio, Texas-based Globalscape, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT Server, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments and small businesses. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2012 calendar year, filed with the Securities and Exchange Commission on March 28, 2013.